Exhibit 99.1

Kentucky Bancshares Inc, parent company of Kentucky Bank, reported earnings for the third quarter of 2003. There was a decrease from the same quarter last year, but an increase from the immediately prior quarter.

The company earned $1,261,000 for the quarter ended
September 30, or $0.45 per share. This compares to $1,624,000 for this quarter last year, or $.59 per share. In the second quarter of 2003 the company earned $1,171,000 or $0.42 per share.

Kentucky Bancshares is headquartered in Paris. On July 8 the company announced an agreement to acquire First Federal Savings Bank in Cynthiana. First Federal's shareholder meeting to seek approval is scheduled for October 23. If approved, the transaction is expected to close in the fourth quarter.

Kentucky Bank ranks 16th in size among 222 banks in the state. The bank currently has offices in Paris, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and
North Middletown.



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